[MASTER TRUST Letterhead]

January     , 2016

State Street Bank and Trust Company

Channel Center

1 Iron Street

Boston, Massachusetts 02210

Attention:  James M. Newland, Vice President

            Re:  MASTER TRUST (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established one new series of shares to be known as PRIME CNAV MASTER FUND, (the “Portfolio”).

In accordance with Section 17, the Additional Funds provision, of the Custodian Contract dated as of August 23, 2007, as amended, modified, or supplemented from time to time (the “Agreement”), by and between the Fund and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolio under the terms of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

MASTER TRUST
on behalf of: PRIME CNAV MASTER FUND

By:
Name:
Title:	, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Gunjan Kedia
Title:	Executive Vice President, Duly Authorized

Effective Date:   January     , 2016